Exhibit 99.7

Governance, Compensation and Nominating Committee Approval: June 24, 2020

Board Approval: July 28, 2020

AMENDED AND RESTATED COMERICA INCORPORATED

COMMON STOCK NON-EMPLOYEE DIRECTOR FEE DEFERRAL PLAN

AMENDED AND RESTATED COMERICA INCORPORATED

COMMON STOCK NON-EMPLOYEE DIRECTOR FEE DEFERRAL PLAN

TABLE OF CONTENTS

SECTION I PURPOSE	1

SECTION II DEFINITIONS	1

SECTION III ELIGIBILITY	3

SECTION IV PROCEDURES RELATING TO DEFERRALS	3

SECTION V CREDITING AND ADJUSTING ACCOUNTS	5

SECTION VI DISTRIBUTION OF DEFERRED FEES	6

SECTION VII DESIGNATION OF BENEFICIARY	8

SECTION VIII AMENDMENT AND TERMINATION	9

SECTION IX MISCELLANEOUS PROVISIONS	10

ii

AMENDED AND RESTATED COMERICA INCORPORATED

COMMON STOCK NON-EMPLOYEE DIRECTOR FEE DEFERRAL PLAN

SECTION I

PURPOSE

The purpose of the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan (the “Common Stock Plan”) is to allow Eligible Directors to defer their Director Fees, under the conditions provided herein, into a Corporation Stock Unit Account. Eligible Directors may defer all or any portion of their Director Fees into a Corporation Stock Unit Account as requested by such director.

The Common Stock Plan was originally established as the “Comerica Incorporated Plan for Deferring the Payment of Director’s Fees.” In 1997, such plan was amended and restated as the “Comerica Incorporated Director Fee Deferral Plan.” Then on May 21, 1999, the plan was divided into two plans, one of which became the “Comerica Incorporated 1999 Common Stock Director Fee Deferral Plan,” and which was subsequently amended and restated on November 26, 2002 as the “Comerica Incorporated Common Stock Director Fee Deferral Plan,” and on January 27, 2004 as the “Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan”. Subsequently, on November 18, 2008, the Plan was amended and restated, effective December 31, 2008, to accurately reflect its administration and to comply with the requirements of Code Section 409A. The Plan was again amended on June 16, 2010, effective as of January 1, 2010, was further amended and restated on January 27, 2015 and was again amended and restated as of July 1, 2020.

SECTION II

DEFINITIONS

The following words and phrases, wherever capitalized, shall have the following meanings respectively:

i.“Advisory Board” means a special board of directors appointed to advise a Subsidiary or unit of the Corporation.

B. “Aggregated Plan” means all agreements methods, programs, and other arrangements sponsored by the Corporation that would be aggregated with the Common Stock Plan under Section 1.409A-1(c) of the Regulations.

C. “Beneficiary(ies)” means such individual(s) or entity(ies) designated on the most recent valid Beneficiary Designation Form that the Participant has properly submitted to the Corporation, or in accordance with Section VII of this Common Stock Plan, if there is no valid Beneficiary designation.

D. “Beneficiary Designation Form” is the form used to designate the Participant’s Beneficiary(ies), as modified by the Plan Administrator or the Committee from time to time.

E. “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

F. “Committee” means the Governance, Compensation and Nominating Committee of the Board of Directors of the Corporation, or any successor committee duly authorized by the Board of Directors of the Corporation.

G. “Common Stock” means the common stock of the Corporation, par value $5.00 per share.

H. “Common Stock Plan” means the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan, the provisions of which are set forth herein, as it may be further amended and restated from time to time.

I. “Corporation” means Comerica Incorporated, a Delaware corporation, and its successors and assigns.

J. “Corporation Stock Unit Account” means an account established under Section V of this Common Stock Plan, solely for bookkeeping purposes, in the name of each Participant to record those Director Fees that are deferred under this Common Stock Plan on the Participant’s behalf and the earnings and dividends thereon.

K. “Deferral Election Form” is the form used to defer the payment of unearned Director Fees timely submitted by a Participant, as modified by the Plan Administrator or the Committee from time to time.

L. “Director Fees” means the fees paid in connection with the performance of duties as an Eligible Director, including attendance fees, retainer fees and fees for serving as chair or vice-chair of any committee of the board of the Corporation or its Subsidiaries or an Advisory Board.

M. “Eligible Director” means a director of the Corporation, a Subsidiary or Advisory Board who is not an employee of the Corporation or any Subsidiary.

N. “Participant” means an Eligible Director for whom a Corporation Stock Unit Account is maintained under the Common Stock Plan.

O. “Plan Administrator” means one or more individuals appointed by the Committee to handle the day-to-day administration of the Common Stock Plan.

P. “Regulations” means the Treasury Regulations promulgated under the Code.

Q. “Retirement” means the date of the next annual shareholder’s meeting of the Corporation immediately following the Director’s 72nd birthday.

R. “Stock Unit” means a unit equivalent to a share of Common Stock that is maintained for the benefit of a Participant in the Corporation Stock Unit Account of such Participant.

S. “Subsidiary” means any corporation, partnership or other entity, a majority of whose stock or interests is or are owned by the Corporation.

T. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. This definition shall be construed in a manner that is consistent with Code Section 409A and the Regulations promulgated thereunder.

SECTION III

ELIGIBILITY

Each Eligible Director shall be eligible to participate in the Plan.

SECTION IV

PROCEDURES RELATING TO DEFERRALS

A. Deferral of Director Fees. Eligible Directors may defer any portion (0%—100%) of their Director Fees under this Common Stock Plan.

1. Deferral Period. Director Fees may be deferred pursuant to this Section IV(A) for the period specified by the Eligible Director or Participant in a Deferral Election Form. The minimum deferral period for Director Fees deferred pursuant to this Section IV(A) shall be the lesser of the number of years remaining before Retirement, as defined in Section II(R), or five (5) years from the date of service for which the Director Fees became payable, notwithstanding the deferral election under this Common Stock Plan. With respect to a Director whose service commences during a calendar year, the deferral period with respect to Director Fees earned during such year shall include the full calendar year in which his or her services commence.

2. Deferred Director Fees. Once Director Fees are deferred under this Common Stock Plan, a Participant may not receive distributions of such deferred amounts, except in accordance with Section VI of this Common Stock Plan.

B. Deferral Procedures. Any Eligible Director wishing to defer Director Fees must submit a Deferral Election Form to the Plan Administrator within the time frame permitted by the Plan Administrator, which shall in no event be later than the last business date preceding the calendar year during which the Director Fees are to be earned. However, any newly-appointed or newly-elected director may submit a Deferral Election Form, with respect to unearned Director Fees, within thirty (30) days of his or her appointment or election. A deferral election pursuant to this Common Stock Plan may cover all or a portion (0%—100%) of the Director Fees which may be deferred.

In the event a Participant does not indicate an appropriate minimum deferral period in a Deferral Election Form, such Participant’s applicable Director Fees shall be deferred for a period of five (5) years from the date of service for which the Director Fees became payable, notwithstanding the deferral election under this Common Stock Plan. If a Participant does not indicate the method of deferral, such Director Fees shall be paid out in a single lump sum at the end of the deferral period.

C. Modifications/Irrevocability. The Participant’s deferral election shall remain in effect with respect to all unearned Director Fees unless the Participant modifies such election prior to the date on which the election becomes irrevocable with respect to such fees. Except to the extent expressly provided under the Plan or permitted under Code Section 409A and the Regulations promulgated thereunder, the provisions of the Deferral Election Form relating to an election to defer Director Fees and the selection of the deferral period and manner of payment of the deferrals shall be irrevocable as of the last date on which such Deferral Election Form may be submitted in accordance with Article IV(B). If a director has submitted a Deferral Election Form relating to Director Fees to be earned in the future, he or she may modify or cancel such election by submitting a new Deferral Election Form at any time prior to the date on which such election is irrevocable with respect to such fees.

D. Subsequent Elections. A Director is not permitted to make a subsequent election with respect to the timing or form of payment of any Director Fees deferred under this Plan pursuant to a Deferral Election Form that has become irrevocable in accordance with Article IV(C) above.

SECTION V

CREDITING AND ADJUSTING ACCOUNTS

A. Director Fees, which have been deferred under the Common Stock Plan, and deemed earnings thereon, shall be credited to a Corporation Stock Unit Account created by and recorded on the books of the Corporation from time to time. The Corporation Stock Unit Account shall be adjusted as follows:

1. A Participant’s Corporation Stock Unit Account shall be deemed to be invested in Common Stock. In the event the Corporation, in its sole and absolute discretion, has purchased shares of Common Stock that may be used for meeting its obligations to provide benefits under this Common Stock Plan, whether such shares are held in a rabbi trust for its own benefit to fund the Corporation’s obligations under this Common Stock Plan, or held in the Corporation’s own name or for its own account (as general assets of the Corporation), the purchase price for the Stock Units shall be the actual price of the corresponding shares of Common Stock that the Corporation purchases on the open market, provided such purchase(s) occurs within two (2) business days of the date the Director Fees would have otherwise been paid to the director had they not been deferred.

2. In the event that the Corporation, in its sole and absolute discretion, has not purchased shares of Common Stock that may be used for meeting its obligations to provide benefits under this Common Stock Plan within the designated time frame, then the purchase price of Stock Units shall be based upon the closing price for the Common Stock on the New York Stock Exchange on the day that the Director Fees would have otherwise been paid to the director had they not been deferred.

3. To the extent the Corporation, in its sole and absolute discretion, has purchased shares of Common Stock that may be used for meeting its obligations to provide benefits under this Common Stock Plan, whether such shares are held in a rabbi trust for its own benefit to fund the Corporation’s obligations under this Common Stock Plan, or held in the Corporation’s own name or for its own account (as general assets of the Corporation), no Participant shall have any right to vote any shares of Common Stock held in the rabbi trust or otherwise owned by the Corporation in respect of its obligations hereunder.

4. A Participant’s Corporation Stock Unit Account shall be charged each business day with any distributions made on such day. Such Corporation Stock Unit Account shall also be credited with deemed earnings, gains and losses each business day, using the closing price for Common Stock on the New York Stock Exchange as of the most recent prior trading day. Dividends shall be deemed to be reinvested in Common Stock and shall be credited at the time actual dividends are paid, with the number of Stock Units attributable to a dividend being calculated by dividing the dollar amount of the dividend by the closing price of the Common Stock on the dividend payment date; provided that if the Corporation, in its sole and absolute discretion, has established a rabbi trust for its own benefit to fund the Corporation’s obligations under this Common Stock Plan, or otherwise purchased shares to be held in its own name, or for its own account (as general assets of the Corporation), that may be used for meeting its obligations to provide benefits under this Common Stock Plan, then dividends shall be credited based on the purchase price(s) for the shares of Common Stock determined as in Section V(A) above. Finally, a Participant’s Corporation Stock Unit Account shall be credited with the amount, if any, of Director Fees deferred and designated to be credited to such account during each quarter, or on a more frequent basis if deemed appropriate by the Committee.

B. Changes in Capitalization. The shares of Common Stock in the Corporation Stock Unit Accounts shall be subject to adjustment or substitution, as determined in the sole discretion of the Board of Directors of the Corporation, in the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation.

SECTION VI

DISTRIBUTION OF DEFERRED FEES

A. Time and Manner. Subject to the provisions of Section IV of this Common Stock Plan, distribution of the Participant’s Corporation Stock Unit Account shall be made in Common Stock at such time and in such manner, i.e., a lump sum or installments, as the Participant has specified in the Deferral Election Form. Fractional shares of Common Stock shall be paid in cash.

1. Lump Sum Distributions. If the Participant elects to receive a lump sum distribution, the Corporation shall make a single payment of the amounts subject to that election in the applicable Deferral Election Form in the calendar year following the calendar year in which the deferral period ends. If a Participant fails to indicate a payment method, the Participant shall be deemed to have elected a lump sum distribution.

2. Installment Distributions. If the Participant elects to receive installment distributions, the Corporation shall make installment payments of the amounts subject to that election in the applicable Deferral Election Form over a period of time as specified by the Participant on the applicable Deferral Election Form. Installment distributions shall commence in the calendar year following the calendar year in which the deferral period ends. A Participant may choose an applicable installment period from the options designated by the Corporation on the Deferral Election Form, which shall not exceed ten (10) years from the date of distribution of the first installment. The number of shares of Common Stock distributable in each installment shall be determined by multiplying the amounts subject to the Deferral Election Form on the date the installment is scheduled to be distributed by a fraction, the numerator of which is one and the denominator of which is the number of unpaid installments remaining at such time.

a. Less than $10,000. If, at the time an installment distribution is scheduled to commence, the fair market value of the Participant’s Corporation Stock Unit Account does not exceed $10,000, notwithstanding an election by the Participant that such account be distributed in installments, the Stock Units in such account shall be distributed in shares of Common Stock to the Participant in a lump sum.

B. Death. Notwithstanding any other provision of the Common Stock Plan, upon the death of a Participant, the remaining balance of his or her Corporation Stock Unit Account shall be distributed in one lump sum to the Participant’s Beneficiary(ies) within ninety (90) days after the date of the Participant’s death.

C. Hardship Distributions. In the event of an Unforeseeable Emergency prior to distribution of the entire balance of the Participant’s Corporation Stock Unit Account, the Committee may, in its sole discretion, direct a distribution to the Participant, within ninety (90) days following such Unforeseeable Emergency, of the number of shares of Common Stock with a fair market value equal to an amount reasonably necessary, in the judgment of the Committee, to satisfy the financial hardship occasioned by the Unforeseeable Emergency, plus amounts necessary to pay any Federal, state, local or foreign income taxes anticipated as a result of the distribution or cancel a future deferral election with respect to the amount reasonably necessary, in the judgment of the Committee, to alleviate such financial hardship. However, no distribution will be made on account of an Unforeseeable Emergency to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Any Participant desiring a distribution under the Common Stock Plan on account of an Unforeseeable Emergency shall submit to the Committee a written request for such distribution which sets forth in reasonable detail the Unforeseeable Emergency which would cause the Participant severe financial hardship, and the amount which the Participant believes to be necessary to alleviate the financial hardship. Any Participant who receives a hardship distribution shall have his deferral election cancelled hereunder and shall not again be eligible to submit a deferral election until the next enrollment period after the calendar year in which the hardship distribution is made.

D. Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant’s Corporation Stock Unit Account is required to be included in income by the Participant prior to receipt due to a failure of this Common Stock Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the portion of the Participant’s Corporation Stock Unit Account required to be included in income as a result of the failure of the Common Stock Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, or (ii) the balance of the Participant’s Corporation Stock Unit Account.

E. Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Corporation reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment under this Section VI until the earliest date at which the Corporation reasonably anticipates that making of such payment would not cause such violation.

F. Delay for Insolvency or Compelling Business Reasons. In the event the Corporation determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Corporation to continue as a going concern, the Committee may delay the payment of benefits under this Section VI until the first calendar year in which the Corporation notifies the Committee that the payment of benefits would not have such effect.

G. Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Section VI; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant’s death, the Participant’s Beneficiary), it is not administratively practicable for the Plan Administrator to calculate the amount of benefits due to Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.

H. No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.

SECTION VII

DESIGNATION OF BENEFICIARY

Upon becoming a Participant of the Common Stock Plan, each director shall submit to the Plan Administrator a Beneficiary Designation Form designating one or more Beneficiaries to whom distributions otherwise due the Participant shall be made in a lump sum payment in the event of the Participant’s death before distribution of the Participant’s Corporation Stock Unit Account has been completed. A Beneficiary Designation Form will be effective only if it is validly submitted by the Participant to the Plan Administrator before the Participant’s death. Any subsequent Beneficiary Designation Form properly submitted will supersede any previous Beneficiary Designation Form so submitted. If a Participant designates a spouse as a Beneficiary, such designation shall automatically terminate and be of no effect following the divorce of the Participant and such individual, unless ratified in writing post-divorce.

If the primary Beneficiary shall predecease the Participant or the primary Beneficiary and the Participant die in a common disaster under such circumstances that it is impossible to determine who survived the other, the undistributed Stock Units in the Participant’s Corporation Stock Unit Account remaining at the time of the Participant’s death shall be distributed in shares to the alternate Beneficiary(ies) who survive(s) the Participant in the manner set forth in the Beneficiary Designation Form. If there are no alternate Beneficiaries living or in existence at the date of the Participant’s death, or if the Participant has not submitted a valid Beneficiary Designation Form to the Corporation, the remaining Stock Units in the Participant’s Corporation Stock Unit Account shall be distributed in shares in a single distribution to the legal representative for the benefit of the Participant’s estate.

SECTION VIII

AMENDMENT AND TERMINATION

A. Amendment of Plan. The Common Stock Plan may be amended at any time in the sole discretion of the Committee or the Board, by written resolution, to the extent that such amendment complies with applicable laws including Code Section 409A and the Regulations promulgated thereunder. No such amendment shall affect the time of distribution of any of the Incentive Awards earned prior to the time of such amendment except as the Committee may determine to be necessary to carry out the purpose of the Common Stock Plan.

B. Termination of Plan. The Common Stock Plan may be terminated at any time in the sole discretion of the Board or Committee by a written resolution of its members. Following the termination of the Common Stock Plan, the Corporation Stock Unit Accounts may be liquidated in accordance with one of the following:

1. the termination and liquidation of the Common Stock Plan within twelve (12) months of a complete dissolution of the Corporation taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under the Common Stock Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Common Stock Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

2. the termination and liquidation of the Common Stock Plan pursuant to irrevocable action taken by the Committee or the Corporation within the thirty (30) days preceding or the twelve (12) months following a change in control event (as such term is defined in Section 1.409A-3(i)(5) of the Regulations; provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced the change in control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Committee or the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan and the Committee or the Corporation, as the case may be, irrevocably takes all necessary action to terminate and liquidate such other Aggregated Plans;

3. the termination and liquidation of the Common Stock Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Corporation’s financial health; (ii) the Committee or the Corporation, as the case may be, terminates and liquidates all Aggregated Plans; (iii) no payments in liquidation of the Common Stock Plan are made within twelve (12) months of the date the Committee or the Corporation irrevocably takes all necessary action to terminate and liquidate the Common Stock Plan, other than payments that would be payable under the terms of the Common Stock Plan if the action to terminate and liquidate the Common Stock Plan had not occurred; (iv) all payments are made within twenty four (24) months of the date on which the Committee or the Corporation irrevocably takes all action necessary to terminate and liquidate the Common Stock Plan; and (v) the Corporation does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Committee or the Corporation irrevocably takes all action necessary to terminate and liquidate the Common Stock Plan.

SECTION IX

MISCELLANEOUS PROVISIONS

A. Participant Consent. By electing to defer compensation pursuant to the Common Stock Plan, Participants shall be deemed conclusively to have accepted and consented to all terms of the Common Stock Plan, as amended from time to time, and all actions or decisions made or to be made by the Corporation, the Board of Directors, the Committee or the Plan Administrator with regard to the Common Stock Plan. Such terms and consent shall also apply to, and be binding upon, the Beneficiaries, distributees and personal representatives and other successors in interest of each Participant.

B. Notice. Any election made, or notice given by a Participant pursuant to the Common Stock Plan shall be in writing to the Committee, or to such representative as may be designated by the Committee for such purpose. Notice shall be deemed to have been made or given on the date received by the Committee or its designated representative.

C. Competency. If the Committee determines that any person to whom a payment is due hereunder is a minor, or is adjudicated incompetent by reason of physical or mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to the legal guardian for the benefit of the minor or incompetent, without responsibility of the Corporation or the Committee to see to the application of such payment, unless prior to such payment claim is made therefore by a duly appointed legal representative. Payments made pursuant to such power shall operate as a complete discharge of the Corporation, the Board of Directors and the Committee.

D. Nonalienation of Benefits. Neither the Participant nor any Beneficiary designated by him or her shall have any right to alienate, assign, or encumber any benefits that are or may be distributed hereunder, nor may any such amounts be subject to attachment, garnishment, levy, execution or other legal or equitable process for the debts, contracts, liabilities, engagements or acts of any Participant or Beneficiary.

E. Administration of Common Stock Plan. Full power and authority to construe, interpret, and administer the Common Stock Plan shall be vested in the Committee. To the extent permitted by law, the Committee may delegate any authority it possesses to the Plan Administrator. To the extent the Committee has delegated authority concerning a matter to the Plan Administrator, any reference in the Common Stock Plan to the “Committee” insofar as it pertains to such matter, shall refer likewise to the Plan Administrator. Decisions of the Committee shall be final, conclusive, and binding upon all parties.

F. Fees and Expenses of Administration. If the Committee so determines, reasonable trustee’s fees (if applicable) and reasonable out-of-pocket expenses of administering the Common Stock Plan may be ratably deducted (using average balances) on an annual basis from Corporation Stock Unit Accounts.

G. Effective Date. The terms of this Common Stock Plan, as amended and restated, shall apply to all Director Fees deferred under this Common Stock Plan or one of its predecessors on and after July 1, 2020, except to the extent that retroactive application would adversely affect the rights of a Participant or Beneficiary to the amounts in the applicable Corporation Stock Unit Account at the time of the adoption of this amendment and restatement of the Common Stock Plan.

H. Statements to Participants. Statements will be provided to Participants under the Common Stock Plan on at least an annual basis.

I. Nonforfeitability of Participant Accounts. Each Participant shall be fully vested in his or her Corporation Stock Unit Account, and the right to receive the amounts in the Corporation Stock Unit Account shall be nonforfeitable.

J. Successors Bound. The contractual agreement between the Corporation and each Participant resulting from the execution of a Deferral Election Form shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and to the Participant and to the Participant’s beneficiaries, heirs, executors, administrators and other legal representatives.

K. Governing Laws and Rules of Construction. This Common Stock Plan shall be governed in all respects, whether as to construction, validity or otherwise, by the laws of the State of Delaware unless preempted by Federal law.

L. Compliance & Severability. It is the Corporation’s intent to comply with all applicable tax and other laws, including Code Section 409A and the Regulations promulgated thereunder, so that all rights under the Plan will be limited as necessary in the judgment of the Committee to conform therewith. Therefore, consistent with the effectuation of the purposes hereof, each provision of this Common Stock Plan shall be treated as severable, to the end that, if any one or more provisions shall be adjudged or declared illegal, invalid or unenforceable, this Common Stock Plan shall be interpreted, and shall remain in full force and effect, as though such provision or provisions had never been contained herein. It is the intention of the Corporation that the Common Stock Plan established hereunder be “unfunded” for income tax purposes, whether or not the Corporation establishes a rabbi trust, and the provisions hereof shall be construed in a manner to carry out that intention.

M. Ownership of Deferred Director Fees and Continued Director Status. Title to and beneficial ownership of any assets, of whatever nature, which may be allocated by the Corporation to any Corporation Stock Unit Account in the name of any Participant, shall at all times remain with the Corporation and its Subsidiaries, and no Participant or Beneficiary shall have any property interest whatsoever in any specific assets of the Corporation or its Subsidiaries by reason of the establishment of the Common Stock Plan. The rights of each Participant and Beneficiary hereunder shall be limited to enforcing the unfunded, unsecured promise of the Corporation and its Subsidiaries to pay benefits under the Common Stock Plan, and the status of any Participant or Beneficiary shall be that of an unsecured general creditor of the Corporation and its Subsidiaries. Neither the establishment of the Common Stock Plan nor the distribution of any benefits hereunder or any action of the Corporation, its Board of Directors, or any committee thereto, shall be held or construed to confer upon any person the legal right to remain a director of the Corporation or any Subsidiary or any Advisory Board beyond the term for which he or she was elected or appointed to the board(s) on which he or she serves.